Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated statement of income of Nasdaq, Inc. (the “Company” or “Nasdaq”) and the historical consolidated statement of operations of Adenza Holdings, Inc. and subsidiaries (“Adenza”), after giving effect to the Acquisition (as defined in Note 1 – Description of the Acquisition and Financing Transactions) and the pro forma effects of certain assumptions and adjustments described below and in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

On November 1, 2023, we completed the acquisition of Adenza. At closing, 85.6 million shares of Nasdaq common stock, at a closing price of $48.71 per share, were issued to Thoma Bravo, the sole shareholder of Adenza, and represented approximately 15% of the outstanding shares of Nasdaq.

The unaudited pro forma condensed combined financial information has been prepared as if the Acquisition occurred on January 1, 2023 for purposes of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 and gives effect to the following:

•	Adjustments to conform financial statement presentation of Adenza to those of Nasdaq;

•	Acquisition adjustment to reflect the amortization of the acquired intangible assets from January 1, 2023, and the related tax adjustment; and

•	Adjustment to reflect the interest expense on the Financing Transactions, as defined in Note 1 below, from January 1, 2023, and the related tax adjustment.

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 is derived from and should be read in conjunction with Nasdaq’s audited historical consolidated financial statements filed in the Annual Report on Form 10-K of Nasdaq for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information have been prepared by Nasdaq’s management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations that would have been realized had the Acquisition occurred on January 1, 2023, nor are they meant to be indicative of any future consolidated results of operations that Nasdaq will experience. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are based on available information and certain assumptions that we believe are reasonable and supportable, and do not reflect any cost savings, operating synergies or revenue synergies that may result from the Acquisition or the costs to achieve such synergies. The consolidated statement of operations of Adenza for the ten months ended October 31, 2023 was prepared for the purpose of being used in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information have been prepared using the acquisition method of accounting under U.S. GAAP, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the Acquisition, Nasdaq is determined to be the accounting acquirer of Adenza. The identifiable assets acquired, and liabilities assumed, and goodwill are measured and recorded at their acquisition date fair value, with limited exceptions. The results of operations for the combined company has been reported prospectively after the Acquisition date. Nasdaq intends to finalize the valuations, other studies, and the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Acquisition. The assets and liabilities of Adenza have been measured based on various estimates using assumptions that Nasdaq believes are reasonable based on information that is currently available. Accordingly, actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information and any differences may be material. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information. An initial review of the accounting policies was completed to determine material differences and Nasdaq will continue to review the accounting policies and practices of Adenza, and as a result, may identify differences between the accounting policies and practices of the two companies that, when conformed, could have an impact on the financial statements of the Company after giving effect to the Acquisition.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2023

($ in millions, except per share data)

		(Note 3)	(Note 4)
	Nasdaq Historical Year Ended December 31, 2023	Adenza Reclassed Ten Months Ended October 31, 2023[1]	Transaction Accounting Adjustments - Acquisition			Transaction Accounting Adjustments - Financing			Pro Forma Combined
Revenue:
Capital Access Platforms	$1,770	$—	$—			$—			$1,770
Financial Technology	1,099	434	—			—			1,533
Market Services	3,156	—	—			—			3,156
Other revenues	39	—	—			—			39

Total revenues	6,064	434	—			—			6,498
Transaction-based expenses:
Transaction rebates	(1,838)	—	—			—			(1,838)
Brokerage, clearance and exchange fees	(331)	—	—			—			(331)

Revenues less transaction-based expenses	3,895	434	—			—			4,329

Operating expenses:
Compensation and benefits	1,082	167	—			—			1,249
Professional and contract services	128	9	—			—			137
Computer operations and data communications	233	17	—			—			250
Occupancy	129	6	—			—			135
General, administrative and other	113	10	—			—			123
Marketing and advertising	47	1	—			—			48
Depreciation and amortization	323	140	153	(a	)	—			616
Regulatory	34	—	—			—			34
Merger and strategic initiatives	148	15	—			—			163
Restructuring charges	80	7	—			—			87

Total operating expenses	2,317	372	153			—			2,842

Operating income	1,578	62	(153)			—			1,487
Interest income	115	2	—			—			117
Interest expense	(284)	(223)	—			8	(c	)	(499)
Other income (loss)	(1)	—	—			—			(1)
Net loss from unconsolidated investees	(7)	—	—			—			(7)

Income before income taxes	1,401	(159)	(153)			8			1,097
Income tax provision (benefit)	344	(48)	(38)	(b	)	2	(d	)	260

Net income	$1,057	$(111)	$(115)			$6			$837
Net loss attributable to noncontrolling interests	2	—	—			—			2

Net income attributable to Nasdaq	$1,059	$(111)	$(115)			$6			$839

Weighted Average Common Shares Outstanding—Basic	504.9								504.9	(e	)
Weighted Average Common Shares Outstanding—Diluted	508.4								508.4	(e	)
Earnings per share—Basic	$2.10								$1.66	(e	)
Earnings per share—Diluted	$2.08								$1.65	(e	)

1

For the twelve months ended December 31, 2023, revenue for Adenza was $583 million and operating income was $174 million. Adenza financial results by quarter for the full year 2023 are available on our website, including non-GAAP operating income.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Description of the Acquisition and Financing Transactions

The Acquisition

On June 12, 2023, Nasdaq announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2023, by and among Nasdaq, Argus Merger Sub 1, Inc. (“Merger Sub 1”), Argus Merger Sub 2, LLC (“Merger Sub 2”), Adenza and Argus Seller, LP (f/k/a Adenza Parent, LP) (“Seller”) to acquire Adenza for cash consideration of $5,750 million (subject to customary closing adjustments) and 85,608,414 shares of Nasdaq common stock. On November 1, 2023, Nasdaq completed the acquisition of Adenza for a total of purchase consideration of $9,940 million, which is comprised of $5,770 million in cash consideration (subject to customary post-closing adjustments) and the issuance of 85,608,414 shares of Nasdaq common stock at a price of $48.71 per share. A portion of the cash consideration was used to settle the existing indebtedness of Adenza and its subsidiaries. In connection with the consummation of the Acquisition, (i) Merger Sub 1 merged with and into Adenza with Adenza being the surviving entity (“Surviving Corporation”) and continuing as a wholly owned subsidiary of Nasdaq, and (ii) Surviving Corporation merged with and into Merger Sub 2 with Merger Sub 2 being the surviving company (“Surviving Company”) and continuing as a wholly owned subsidiary of Nasdaq.

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Adenza based on Nasdaq management’s best estimate of fair value. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. The amounts in the table below represent the preliminary allocation of the purchase price to the acquired intangible assets, the deferred tax liability on the acquired intangible assets and other assets acquired and liabilities assumed based on their preliminary respective estimated fair values on the date of acquisition. These amounts are subject to revision during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date.

Adjustments to the provisional values, which may include tax and other estimates, during the measurement period will be recorded in the reporting period in which the adjustment amounts are determined. Changes to amounts recorded as assets and liabilities may result in a corresponding adjustment to goodwill.

The excess purchase price over the net tangible and acquired intangible assets has been recorded as goodwill. The goodwill recognized is attributable primarily to expected synergies and is assigned to our Financial Technology segment.

(in millions)
Goodwill	$5,933
Acquired intangible assets	5,050
Receivables, net	236
Other net assets acquired	153
Cash and cash equivalents	48
Accrued personnel costs	(44)
Deferred revenue	(130)
Deferred tax liability on acquired intangible assets	(1,262)

Total purchase consideration	$9,984

The Financing Transactions

In June 2023, Nasdaq issued six series of notes for total proceeds of $5,016 million, net of debt issuance costs of $38 million, with various maturity dates ranging from 2025 to 2063. During the second half of 2023, we incurred an additional $6 million in debt issuance costs, for total net proceeds from the issuance of the six series of notes of $5,010 million as of December 31, 2023. The net proceeds from these notes were used to finance the majority of the cash consideration due in connection with the Adenza acquisition.

In June 2023, in connection with the financing of the Acquisition, we entered into a term loan credit agreement (the “Acquisition Term Loan Agreement”). The Acquisition Term Loan Agreement provided us with the ability to borrow up to $600 million to finance a portion of the cash consideration for the Acquisition, for repayment of certain debt of Adenza and its subsidiaries, and to pay fees, costs and expenses related to the transaction. On November 1, 2023, we borrowed $599 million, net of fees, under this term loan towards payment of the cash consideration due in connection with the Acquisition. During the fourth quarter of 2023, we made a partial repayment on the Acquisition Term Loan Agreement of $260 million and paid the remaining balance on the loan in the first quarter of 2024.

The Acquisition Term Loan Agreement and the commercial paper issued in connection with the Acquisition are collectively referred to as “Variable-Rate Financing Transactions,” which, along with the U.S. dollar denominated and Euro denominated senior notes discussed above are referred to as “Financing Transactions.”

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Nasdaq and Adenza, respectively, as adjusted to give pro forma effect to the Acquisition and the Financing Transactions.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 has been prepared as if the Acquisition and Financing Transactions had occurred on January 1, 2023, the first day of the beginning of Nasdaq’s fiscal year 2023 and combines Nasdaq’s historical audited consolidated statement of income for the year ended December 31, 2023, which include two months of Adenza financial information post-acquisition close, with Adenza’s historical unaudited consolidated statement of operations for the ten months ended October 31, 2023. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are based on available information.

The Acquisition is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805 and using the fair value concepts defined in ASC 820, Fair Value Measurements. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of amortizable identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows related to the businesses acquired. The fair value estimates of the net assets acquired are based upon calculations and valuations, and those estimates and assumptions regarding certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, income taxes, and goodwill are subject to change as the Company obtains additional information during the measurement period (up to one year from the Acquisition date). Although the Company believes the fair values assigned to the assets acquired and liabilities assumed from the Acquisition are reasonable, new information may be obtained about facts and circumstances that existed as of the date of the Acquisition during the twelve-month period following the Acquisition which could cause actual results to differ materially from the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Acquisition.

Note 3 – Reclassification Adjustments

Reclassification of historical Adenza financial statement line items was required for the ten months ended October 31, 2023 to conform to the expected financial statement line items of the combined company following the Acquisition.

Pro Forma Combined Statement of Income reclassification adjustments for the ten months ended October 31, 2023 included the following (in millions):

Adenza Historical Consolidated Statement of Operations Line Items	Nasdaq Historical Consolidated Statements of Income Line Items	Adenza Historical Ten Months Ended October 31, 2023	Reclassification		Adenza Reclassed Ten Months Ended October 31, 2023
	Compensation and benefits	$—	$170	(a) (c) (d)	$170
	Professional and contract services	—	8	(a) (d)	8
	Computer operations and data communications	—	17	(a) (c) (d)	17
	Occupancy	—	6	(d)	6
	General, administrative and other	—	10	(a) (d) (e)	10
	Marketing and advertising	—	1	(d)	1
Cost of sales		93	(93)	(a)	—
Amortization of developed technology		54	(54)	(b)	—
Research and development		48	(48)	(c)	—
Selling, general, and administrative		68	(68)	(d)	—
Depreciation and amortization	Depreciation and amortization	86	54	(b)	140
Transaction costs	Merger and strategic initiatives	15	—		15
Re-organization costs	Restructuring charges	8	—		8
Loss on foreign currency transactions		3	(3)	(e)	—
Benefit for income taxes	Income tax provision	(48)	—		(48)

(a)

Reclassification of $93 million of Cost of sales, of which $77 million to Compensation and benefits, $4 million to Professional and contract services, $10 million to Computer operations and data communications and $2 million to General, administrative and other;

(b)	Reclassification of $54 million of Amortization of developed technology to Depreciation and amortization;
(c)	Reclassification of $48 million of Research and development, of which $46 million to Compensation and benefits and $2 million to Computer operations and data communications;
(d)

Reclassification of $68 million of Selling, general, and administrative, of which $47 million to Compensation and benefits, $4 million to Professional and contract services, $5 million to Computer operations and data communications, $6 million to Occupancy, $5 million to General, administrative and other and $1 million to Marketing and advertising; and

(e)	Reclassification of $3 million of Loss on foreign currency transactions to General, administrative and other.

Note 4 - Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

Acquisition Accounting Adjustments:

(a)	Represents an adjustment to reflect an increase to amortization expense for the fair value adjustment of acquired intangible assets on a straight-line basis over the remaining useful life as follows:

Amortization of Technology-Based Intangibles ($ in millions)	Estimated Useful Life	Estimated Fair Value	For the Year Ended December 31, 2023
Acquired technology	6	$950	$132

Less: Adenza’s historical amortization in Depreciation and Amortization			(60)

Pro forma net adjustment to Depreciation and Amortization			$72

Amortization of Customer-Based Intangibles ($ in millions)	Estimated Useful Life	Estimated Fair Value	For the Year Ended December 31, 2023
Customer relationships	22	$3,740	$143

Less: Adenza’s historical amortization in Depreciation and Amortization			(69)

Pro forma net adjustment to Depreciation and Amortization			$74

Amortization of Trade Name-Based Intangibles ($ in millions)	Estimated Useful Life	Estimated Fair Value	For the Year Ended December 31, 2023
Trade Name	20	$360	$15

Less: Adenza’s historical amortization in Depreciation and Amortization			(8)

Pro forma net adjustment to Depreciation and Amortization			$7

(in millions)	For the Year Ended December 31, 2023
Total pro forma net adjustment to Depreciation and Amortization	$153

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income. The identifiable intangible assets and related amortization are based on management’s estimates after consideration of similar transactions as well as an analysis of the net present value of the projected cash flows for Adenza over the weighted-average estimated useful lives. For purposes of the pro forma adjustment for the amortization of the intangible assets, the estimated useful lives used are consistent with the Company’s accounting policy.

(b)

Reflects the income tax impact of the acquisition accounting adjustment utilizing an estimated blended statutory income tax rate of approximately 25% for the year ended December 31, 2023. The effective tax rate of the combined company could vary significantly (either higher or lower) depending on activities following the consummation of the Acquisition, including cash needs, the geographical mix of income and changes in tax law.

Financing Adjustments:

(c)	The following table summarizes the removal of historical Adenza interest expense and the pro forma interest expense related to the Financing Transactions:

Interest Expense (in millions)	For the Year Ended December 31, 2023
Interest expense	$207
Amortization of capitalized debt issuance costs	7
Less: Adenza’s historical interest expense	(185)
Less: Adenza’s historical amortization of capitalized debt issuance costs	(38)

Pro forma net adjustment to Interest and other related expense, net	$(8)

The pro forma net adjustment to Interest and other related expense was calculated using the actual terms of Nasdaq’s issued six series of notes, assuming the notes were issued on January 1, 2023, and current interest rate for our variable-rate financing, which includes our term loan and commercial paper. The adjustment also takes into effect the repayment of our term loan, as described in Note 1. Approximately $97 million of interest expense on the six series of notes are included under interest expense in the Nasdaq historical statement of income for the year ended December 31, 2023.

Variable-rate financing costs are sensitive to changes in interest rates and the pro forma adjustment presented is not intended to reflect the ultimate expense the Company will incur. For each 0.125% change (increase or decrease) in actual or assumed interest rates, interest expense on our variable-rate financing would increase or decrease by approximately $1 million for the year ended December 31, 2023.

(d)	Reflects the income tax impact of the financing adjustment. Refer to (b) above.

(e)

The following tables calculate the unaudited pro forma combined basic and diluted earnings per share, which is adjusted to reflect the pro forma net income for the year ended December 31, 2023, as presented on the unaudited pro forma condensed combined statements of income:

	For the Year Ended December 31, 2023
(in millions, except share data)	Basic	Diluted
Numerator:
Pro forma combined net income	$837	$837
Pro forma combined net loss attributable to noncontrolling interests	2	2

Pro forma combined net income attributable to common stockholders	$839	$839

Denominator:
Historical Nasdaq weighted average shares outstanding as of December 31, 2023	504,909,392	508,392,982
Pro forma net income per share	$1.66	$1.65